Exhibit 23.2

CONSENT OF BRITISH SULPHUR CONSULTANTS

British Sulphur Consultants hereby consents to the use of its name in the Form S-1 of Innophos Holdings, Inc. (the “Company”), as amended from time to time (“Form S-1”), to the use of the information from its published reports and the other data provided by it to the Company and included in the Form S-1, and to the reference to British Sulphur Consultants under the heading “Experts” in the prospectus in the Form S-1 to be filed with the Securities and Exchange Commission.

/s/ Allan Pickett
Allan Pickett
Managing Consultant
British Sulphur Consultants
London, England

May 29, 2007